Paritz & Company, P.A.	15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201)342-7753
Fax: (201) 342-7598
E-Mail: rfriedlander@paritz.com
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Universal Solar Technology, Inc. and Subsidiary

We hereby consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 10, 2008 with respect to our audit of the financial statements of Universal Solar Technology, Inc. and Subsidiary as of December 31, 2007 and for the period from inception (July 24, 2007) through December 31, 2007.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

//Paritz & Company, P.A.
Paritz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
June 6, 2008